Exhibit 5.1

February 27, 2014

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by HomeAway, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,694,442 shares of your common stock, par value $0.0001 per share (the “Shares”), reserved for issuance pursuant to the HomeAway, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2011 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2011 Plan and pursuant to the agreements that accompany the 2011 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation